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                                                                     EXHIBIT 4.F


        THIRD SUPPLEMENTAL INDENTURE dated as of December 9, 1997, between WYMAN-GORDON COMPANY, a Massachusetts corporation (the "Company") and STATE STREET BANK AND TRUST COMPANY, as trustee (the "Trustee").

        WHEREAS there has heretofore been executed and delivered to the Trustee an Indenture dated as of March 16, 1993, amended by the Supplemental Indenture dated as of May 19, 1994 and the Second Supplemental Indenture and Guarantee dated as of May 27, 1994 (collectively, the "Indenture"), providing for the issuance of the Company's 10 3/4% Senior Notes Due 2003 (the "Securities");

        WHEREAS guaranties of certain subsidiaries of the Company have been previously released by CIT;

        WHEREAS Section 11.03 of the Indenture provides that following repayment in full of all Indebtedness under the CIT Facility, Subsidiary Guarantors shall be released from all obligations under Article 11 of the Indenture;

        WHEREAS the Company has delivered an officer's certificate to the Trustee certifying compliance with Section 11.03 of the Indenture and has requested that the Trustee deliver an appropriate instrument evidencing such release;

        WHEREAS there are now outstanding under the Indenture, Securities in the aggregate principal amount of $90 million;

        WHEREAS Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then outstanding;

        WHEREAS the Company desires to amend certain provisions of the Indenture, as set forth in Article One hereof;

        WHEREAS the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments effected by this Third Supplemental Indenture; and

        WHEREAS all things necessary to make this Third Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

        NOW THEREFORE, this Third Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:


                                    ARTICLE I

                             AMENDMENTS TO INDENTURE


        SECTION 1.01  Waiver of and Amendments to Amendments to Article Four.

                (a) The application of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.16 of the Indenture are hereby waived to the extent that such provisions might otherwise interfere with the ability of the Company and its Affiliates to enter into agreements contemplated by, and to consummate, (i) the Offer and Consent Solicitation as set forth in the Offer to Purchase and Consent Solicitation dated as of November 14, 1997, and any amendments, modifications or supplements thereto (the "Offer and Consent Solicitation") and (ii) the offer and sale of one or more new issues of senior debt securities pursuant to the Registration






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Statement on Form S-3 (Registration No. 333-32149) filed with the Securities and
Exchange Commission by the Company and the unconditional guarantee of the Company's obligations thereunder by its subsidiaries.

                (b) Effective upon the date the Company accepts for purchase and pays for all Securities validly tendered pursuant to the Offer and Consent Solicitation (the "Payment Date"), unless, prior to that time, the Company, by written notice to the Trustee, has terminated this Third Supplemental Indenture, Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.16 of the
Indenture are hereby amended by deleting all such sections and all references thereto in their entirety, including without limitation all references, direct or indirect, thereto in Sections 1.01, "Definitions" and 6.01, "Events of Default Defined; Acceleration of Maturity; Waiver of Default".

        SECTION 1.02 Amendment to Article Five. Effective upon the Payment Date, unless, prior to that time, the Company, by written notice to the Trustee, has terminated this Third Supplemental Indenture, Section 5.01 of the Indenture is hereby amended to delete therefrom clauses (ii), (iii) and (iv) and all references thereto in their entirety.

        SECTION 1.03 Amendment to Article Six. Effective upon the Payment Date, unless, prior to that time, the Company, by written notice to the Trustee, has terminated this Third Supplemental Indenture, Section 6.01 of the Indenture is hereby amended to delete clauses (h) and (i), and all references thereto, in their entirety.

        SECTION 1.04 Release of Subsidiary Guarantees. The Trustee hereby acknowledges the release of Precision Founders, Inc., Reisner Metals, Inc., Sealed Composites, Inc., W-G Rome Corporation, Wyman- Gordon Composites, Inc., Wyman-Gordon Composite Technologies, Inc., Wyman-Gordon Fisc Limited, Wyman-Gordon Investment Castings, Inc., and Wyman-Gordon Securities Corporation as subsidiary guarantors pursuant to Section 11.03 of the Indenture.


                                   ARTICLE II

                                  MISCELLANEOUS

        SECTION 2.01 Instruments To Be Read Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Third Supplemental Indenture shall henceforth be read together.

        SECTION 2.02 Confirmation. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

        SECTION 2.03 Terms Defined. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

        SECTION 2.04 Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

        SECTION 2.05 Governing Law. The laws of the State of New York shall govern this Third Supplemental Indenture.

        SECTION 2.06 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.



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        SECTION 2.07  Effectiveness; Termination. The provisions of this Third
Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and
9.05 of the Indenture; provided that the amendments to the Indenture set forth in Sections 1.01, 1.02 and 1.03 of this Third Supplemental Indenture shall become operative as specified in Sections 1.01, 1.02 and 1.03 hereof. Prior to the Payment Date, the Company may terminate this Third Supplemental Indenture upon written notice to the Trustee (it being understood that the Company may, subsequent thereto, enter into a substitute third supplemental indenture).

        SECTION 2.08 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Third Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

        SECTION 2.09 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.



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        IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed, all as of the date first written above.



                                        WYMAN-GORDON COMPANY, as Issuer



Attest:                                 By:
                                            -----------------------------------
                                            Name: Wallace F. Whitney, Jr.
                                            Title: Vice President, General
                                                   Counsel and Clerk

By:
    ----------------------------------
    Alan J. Glass, Assistant Clerk


                                        WYMAN-GORDON LIMITED, as a Subsidiary
                                        Guarantor



Attest:                                 By:
                                            -----------------------------------
                                            Name: Wallace F. Whitney, Jr.
                                            Title:


By:
    ----------------------------------
    Alan J. Glass, Assistant Clerk


                                        STATE STREET BANK AND TRUST COMPANY, as
                                        Trustee



Attest:                                 By:
                                            -----------------------------------
                                            Name:
                                            Title:

By:
    ----------------------------------
    Name:






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